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                                                                Exhibit 99.1

[Zoltek logo]


FOR IMMEDIATE RELEASE                              NASDAQ NMS SYMBOL: "ZOLT"
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            ZOLTEK INCREASES CONVERTIBLE DEBT FINANCING PACKAGE
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         ST. LOUIS, MISSOURI -- APRIL 28, 2006 -- Zoltek Companies, Inc.
today announced that it has amended the terms of its previously announced $50 million convertible debt financing package with institutional investors to provide for an additional $10 million of funding. Zoltek has previously drawn a total of $30 million under the financing package, and the amendment provides for Zoltek to issue $30 million of convertible debt and warrants.

         In connection with the amendment, the institutional investors have agreed to convert the entire $20 million aggregate principal amount of convertible notes previously issued by Zoltek to the investors in February 2005 into approximately 1,000,000 shares of common stock and to exercise associated warrants for approximately 1,052,000 shares of common stock. The conversion of the notes and exercise of the related warrants by the investors will eliminate future derivative accounting treatment for these instruments which resulted in Zoltek recording non-cash expense or income arising from fluctuations in the market price of Zoltek's shares and corresponding changes in the fair value of the convertible notes and warrants. Consequently, beginning with the quarter ending June 30, 2006, Zoltek will no longer report its convertible debt financings on a derivative accounting basis.

         Under the amendment of the convertible debt financing package, the terms of the previous financing package have been revised to provide for additional funding of up to $30 million in two separate closings of $20 million and $10 million, respectively. Zoltek anticipates that the first of the two fundings will be completed in the next few weeks. The amendment provides that the additional $30 million of convertible notes, which will be secured by certain assets of the Company's Hungarian operations, will be convertible into Zoltek common stock at a conversion price of $25.51 per share. The convertible notes will mature 42 months from the closing date and will bear interest at a fixed rate of 7.5% per annum for 18 months, and thereafter at LIBOR plus 4% per annum. In connection with issuance of the additional $30 million of convertible notes, Zoltek will issue to the investors five-year warrants to purchase an aggregate of up to 411,521 shares of common stock at an exercise price of $28.06 per share, and up to 111,113 shares of common stock at an exercise price of $.01 per share. The other terms of the remaining convertible notes and warrants to be issued are essentially the same as those of the convertible notes and warrants previously issued under the convertible financing package.

                      FOR FURTHER INFORMATION CONTACT:
                    ZSOLT RUMY, CEO OR KEVIN SCHOTT, CFO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110

This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: re-activate its formerly idle manufacturing facilities on a timely and cost-effective basis, to meet current order levels for carbon fibers; successfully add new capacity for the production of carbon fiber and precursor raw material; execute plans to exit its specialty products business and reduce costs; achieve profitable operations; raise new capital and increase its borrowing at acceptable costs; manage changes in customers' forecasted requirements for the Company's products; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them; and penetrate existing, identified and emerging markets. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.